Exhibit 99.1

         Rogers Corporation Reports 50% Increase in Earnings
                    for the First Quarter of 2003


    ROGERS, Conn.--(BUSINESS WIRE)--April 17, 2003--Rogers Corporation (NYSE:ROG) announced today that earnings per share for the first quarter of 2003 increased by 50% compared to the first quarter of 2002. Diluted earnings per share for the quarter were $0.36 compared to the $0.24 earned in last year's first quarter. Rogers had projected earnings of between $0.32 and $0.35 per diluted share on revenues of $48 to $51 million. After tax profits were $5.7 million for the first quarter of 2003, compared to $3.9 million for the first quarter of 2002.
    Net sales in the first quarter were $51.9 million, compared to the $54.6 million sold in the first quarter of 2002, reflecting the divestiture of the Company's Moldable Composites Division ("MCD") that occurred in November of 2002. MCD sales were $8.3 million for the first quarter of 2002. Revenues across most of the Company's product lines improved with strong sales into key market niches.
    The Company considers its four 50%-owned unconsolidated joint ventures as an integral part of its business. These joint ventures had total revenues in the first quarter of 2003 of $34.0 million. Adding 50% of these joint venture sales to the Company's net sales, Rogers' Combined Sales were $68.9 million compared to $68.7 million in last year's first quarter. (See reconciliation for Combined Sales to net sales below.)
    Sales of Printed Circuit Materials for the quarter totaled $24.2 million, up 24% from the $19.5 million reported in the first quarter of 2002. Printed Circuit Material sales were also up 12% compared to the fourth quarter of 2002. Revenue increases were driven by strong sales of high frequency laminates into the satellite television and cellular base station infrastructure markets as well as sales of flexible laminates for disk drive applications and increased penetration into cellular telephone handsets. The improved sales into the cellular base station market reflected higher than expected sales to two of the Company's most important customers.
    First quarter sales of High Performance Foams were $17.3 million, up 10% from quarter one last year. Compared to the fourth quarter of 2002, High Performance Foam revenues increased 11% this quarter, propelled by healthy sales of urethane foams into industrial applications, new polyolefin foam adoptions and progress on R/bak(R) thin tapes.
    Sales of Other Polymer Materials and Components totaled $10.4 million, down significantly from the $19.4 million in last year's first quarter and the $14.3 million sold during the fourth quarter of 2002. Lower sales for this segment are primarily the result of the Company's divestiture of MCD.
    The revenues of Rogers' joint ventures increased by over 20% compared to last year's first quarter. Sales at Durel Corporation, the largest of Rogers' joint ventures, were 17% higher for the first quarter of 2003 compared to the first quarter of 2002 as a result of strength in automotive and cell telephone programs. Due to seasonality, sales in the first quarter were 17% lower than the fourth quarter of 2002.
    Capital expenditures were $3.7 million during this year's first quarter. The Company is planning on total capital expenditures for 2003 of approximately $25 million, mainly reflecting the move of the polyolefin business to Carol Stream, Illinois and the expansion of manufacturing operations in China.
    Rogers continues to strengthen its already solid balance sheet. The Company is generating positive cash from operations, lowering days of sales outstanding for accounts receivable and keeping inventories under control. Although the Company made a $3.1 million voluntary early contribution to its pension plans during the first quarter, its cash position, including short-term investments, increased $1.3 million to $30.2 million and it continues to be essentially debt free.
    Manufacturing margins increased in the first quarter of 2003 to 32% compared to 30% in the first quarter of 2002. Increasing margins are the result of improved efficiencies from the Company's Six Sigma efforts, cost reductions, and greater operating leverage from higher margin products.
    Walter E. Boomer, Chairman of the Board and Chief Executive Officer, commented, "We are pleased with our results despite the difficult economic environment affecting many of the markets we serve. Looking forward, we anticipate that for the second quarter we can achieve earnings in the range of $0.32 to $0.36 per diluted share, an increase of between 14% and 29% over the second quarter last year, on sales of between $49 and $52 million. In our outlook for the second quarter we see a mixture of negatives and positives. The economy does not appear to be improving and the second quarter of the year is typically a slow time for some of our primary markets. Having said that, we continue to make improvements in our operations, control our expenses, introduce products into new applications, gain market share in several areas, and forge ahead with our plans for the future."

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, and the like, are incorporated by reference in the Rogers Corporation 2002 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    Additional Information and April 18th Conference Call

    For more information, please contact the Company directly, visit Rogers website on the Internet, or send a message by email.

    Website Address: http://www.rogerscorporation.com

    Financial E-mail: finfo@rogers-corp.com

    Financial News Contact: James M. Rutledge, Vice President Finance and Chief Financial Officer, Phone: 860-774-9605, FAX: 860-779-5585

    Editorial Contact: Debra J. Granger, Phone: 860-774-9605, FAX:
860-779-5509, email: debra.granger@rogers-corp.com

    A conference call to discuss first quarter results will be held on Friday, April 18th at 9:00AM (Eastern Time).

    Rogers participants in the conference call will be:

    Walter E. Boomer, Chairman of the Board and CEO
    Robert D. Wachob, President and COO
    James M. Rutledge, Vice President Finance and CFO
    Robert M. Soffer, Vice President and Secretary

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM, Friday, April 25th. The passcode for the audio replay is 9613137.
    The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

    Presentation of Information in this Press Release

    In an effort to provide investors with additional information regarding the Company's results, the Company may disclose certain Non-GAAP information which management believes provides useful information to investors. Management sometimes refers to "Combined Sales" which are defined as net sales (as reported under GAAP) plus 50% of the revenues from the Company's four unconsolidated joint ventures. These unconsolidated joint ventures are viewed by management as an integral part of the Company's business and contribute towards the Company's profits.


Reconciliation of Non-GAAP Financial Information

(Dollars in Thousands)                              First Quarter
                                                  2003         2002
Net Sales, as reported in this report
  and in accordance with generally
  accepted accounting principles                  $51.9        $54.6
50% of Rogers' Joint Venture Sales                 17.0         14.1
Combined Sales                                    $68.9        $68.7


Consolidated Statements of Income
                                                    Quarters Ended
(In Thousands, Except Per Share Amounts)         March 30,   March 31,
                                                    2003        2002
Net Sales                                         $51,878     $54,558
Costs and Expenses:
 Cost of Sales                                     35,390      38,315
 Selling and Administrative                         9,701      10,109
 Research and Development                           2,838       3,465
Total Costs and Expenses (Including
 Depreciation and Amortization of:
 2003 - $3,392; 2002 - $3,656)                     47,929      51,889
Operating Income                                    3,949       2,669
 Other Income less Other Charges                    3,628       2,607
 Interest Income/(Expense), Net                        75         (97)
Income Before Income Taxes                          7,652       5,179
 Income Taxes                                       1,913       1,295
Net Income                                         $5,739      $3,884
Net Income Per Share:
 Basic                                              $0.37       $0.25
 Diluted                                            $0.36       $0.24
Shares Used in Computing:
 Basic                                             15,572      15,403
 Diluted                                           16,038      16,049


Consolidated Balance Sheets

(In Thousands)                                 March 30,  December 29,
                                                  2003        2002
ASSETS
 Current Assets:
   Cash and Cash Equivalents                     $28,187      $22,300
   Short-term Investments                          2,036        6,628
   Accounts Receivable, Net                       33,050       32,959
   Accounts Receivable - Joint Ventures            1,829        1,414
   Note Receivable, Current                        2,100            0
   Inventories                                    18,072       18,069
   Other Current Assets                            6,663        6,305
     Total Current Assets                         91,937       87,675
   Notes Receivable                                9,900       12,000
 Property, Plant and Equipment, Net              101,118       99,883
 Investment in Unconsolidated Joint Ventures      22,684       21,860
 Pension Asset                                     8,951        8,951
 Goodwill and Other Intangible Assets, Net        22,200       22,204
 Other Assets                                      5,145        5,128
     Total Assets                               $261,935     $257,701
LIABILITIES AND SHAREHOLDERS' EQUITY
 Current Liabilities:
   Accounts Payable                               $8,975      $10,125
   Accrued Employee Benefits and Compensation      8,489       10,414
   Other Current Liabilities                      17,327       14,241
     Total Current Liabilities                    34,791       34,780
 Noncurrent Deferred Income Taxes                  8,517        8,308
 Noncurrent Pension Liability                     19,614       22,658
 Noncurrent Retiree Health Care and Life
  Insurance Benefits                               6,197        6,197
 Other Long-Term Liabilities                       2,444        2,720
 Shareholders' Equity                            190,372      183,038
     Total Liabilities and Shareholders'
      Equity                                    $261,935     $257,701


    These statements are subject to year-end audit.



    CONTACT: Rogers Corporation (Financial News Contact)
             James M. Rutledge, 860/774-9605
             or
             Rogers Corporation (Editorial Contact)
             Debra J. Granger, 860/774-9605
             debra.granger@rogers-corp.com